EXHIBIT 13



                        PERRITT CAPITAL GROWTH FUND, INC.

                         STOCK SUBSCRIPTION AGREEMENT

             To the Board of Directors of Perritt Capital Growth Fund, Inc:

             The undersigned hereby subscribes to Ten Thousand (10,000) shares of Common Stock, $.01 par value per share, of Perritt Capital Growth Fund, Inc. ("Common Stock") in consideration for which the undersigned agrees to transfer to you upon demand cash in the amount of One Hundred Thousand Dollars ($100,000).

             It is understood that the certificate representing Ten Thousand (10,000) shares of Common Stock shall be issued to the undersigned forthwith upon receipt by you of payment therefore, and said shares shall be deemed fully paid and nonassessable.

             Dated and effective this ____ day of August, 1987.



                                      _____________________________(SEAL)
                                      Gerald W. Perritt



   ACCEPTANCE

             The foregoing subscription is hereby accepted. Dated and effective as of this ____ day of August, 1987.

                                      PERRITT CAPITAL GROWTH FUND,
                                         INC.



                                      By:  ______________________________
                                           President



                                      Attest: ___________________________
                                              Secretary